UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2017

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 228-2200
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.    Entry into a Material Definitive Agreement
Amendment to Advisor RSU Agreements
Previously, Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”), and Dividend Capital Total Realty Operating Partnership LP, our operating partnership, entered into Restricted Stock Unit Agreements (the “Agreements”) with our external advisor, Dividend Capital Total Advisors LLC (our “Advisor”). Pursuant to the terms of the Agreements, we granted our Advisor a total of 842,172 restricted stock units (“RSUs”), in return for offsets of future advisory fees and expenses. Each RSU will, upon vesting, entitle the Advisor to one Class I share of our common stock. On April 13, 2017, we entered into an amendment to the Agreements pursuant to which the Advisor agreed that 208,066 of the RSUs originally granted under the Agreements would not vest (the "Relinquished RSUs"). Because the underlying shares will not vest and be delivered to the Advisor, no offset of advisory fees and expenses otherwise payable from the Company to the Advisor will occur with respect to the Relinquished RSUs.  However, in consideration for the Advisor's agreement, we agreed to reduce future offsets of advisory fees and expenses in connection with vesting and settlement of other RSUs by $33,257, which amount reflects an increase in net asset value per Class I share since the grants of certain of the Relinquished RSUs.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
10.1	Amendment to Restricted Stock Agreements *

*    Filed or furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
April 19, 2017
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer